Exhibit 99.1

Ichor Announces Jeff Andreson to Succeed Tom Rohrs as CEO Effective January 6, 2020;

Rohrs Transitions to Executive Chairman

FREMONT, Calif., November 5th, 2019 – Ichor Holdings, Ltd. (NASDAQ: ICHR), a leader in the design, engineering and manufacturing of critical fluid delivery subsystems for semiconductor capital equipment, today announces the transition of Tom Rohrs to executive chairman of the company and the promotion of Jeff Andreson to chief executive officer, effective January 6, 2020.

Remarking on Mr. Andreson’s promotion, Tom Rohrs said, “Since our IPO nearly three years ago, one of my primary goals has been to build the strongest possible team to lead the company. Since Jeff assumed the president role earlier this year, he has been doing an excellent job running the company and engaging with customers. The organization has never been stronger than it is today.  Heading into 2020, I will continue to work closely with Jeff and be directly engaged with the strategic vision of Ichor as the executive chairman.”

“It is an honor to succeed Tom as CEO at a very exciting time for Ichor,” commented Jeff Andreson, president of Ichor. “We have built an exceptionally strong team to lead the company through this next phase of growth. We’ve expanded our portfolio of proprietary technologies that we believe will strengthen our partnerships with our largest customers and enable us to expand with them globally. I want to thank Tom and our other board members for their confidence and trust in me to lead the company.”

“On behalf of the entire board of directors, I want to thank Tom for his strong leadership, strategic vision, and execution of our financial performance objectives during his tenure as CEO of Ichor,” added Andrew Kowal, the company’s longest-serving independent director. “We look forward to continuing to collaborate with Tom in his ongoing role with the company as executive chairman and have great confidence in Jeff and the team to execute on the many strategic opportunities ahead.”

About Ichor

We are a leader in the design, engineering and manufacturing of critical fluid delivery subsystems and components for semiconductor capital equipment. Our product offerings include gas and chemical delivery subsystems, collectively known as fluid delivery subsystems, which are key elements of the process tools used in the manufacturing of semiconductor devices. Our gas delivery subsystems deliver, monitor and control precise quantities of the specialized gases used in semiconductor manufacturing processes such as etch and deposition. Our chemical delivery subsystems precisely blend and dispense the reactive liquid chemistries used in semiconductor manufacturing processes such as chemical-mechanical planarization, electroplating, and cleaning. We also manufacture precision-machined components, weldments, and proprietary products for use in fluid delivery systems for direct sales to our customers. We also manufacture certain components for internal use in fluid delivery systems and for direct sales to our customers. This vertically-integrated portion of our business is primarily focused on metal and plastic parts that are used in gas and chemical systems, respectively. Ichor is headquartered in Fremont, CA. www.ichorsystems.com.

Source: Ichor Holdings, Ltd.

Contact:

Larry Sparks, CFO 510-897-5200

Claire McAdams, IR & Strategic Initiatives 530-265-9899

IR@ichorsystems.com